Exhibit 10.6

SALARY FORBEARANCE AGREEMENT

This Salary Forbearance Agreement (this “Agreement”) is effective as of August 17, 2016 (the “Effective Date”), between ADial Pharmaceuticals, LLC, a Virginia limited liability company (the “Company”), and William B. Stilley, III (“Executive”). The Company and Executive are each “Party” and together, the “Parties”.

RECITALS

A.      The Executive Committee of the Board of Directors of the Company (the “Board”), as the terms are defined in the Company’s Second Amended & Restated Operating Agreement dated February 3, 2016 (the “Operating Agreement”), believes that it is in the best interests of the Company and its Members (defined in the Operating Agreement) to continue the employ of Executive.

B.       Executive has provided notice of Good Reason as that term is defined in the Executive Employment Agreement between the Company and Executive dated December 6, 2010 (the “EA”) and Good Reason exists.

C.       Executive is due all unpaid salary at the rate specified in Section 1(a) of the EA (i.e. $210,000 per year) for the full time of his employment (“Salary Due”) and, that if his employment is terminated for any reason, he would be immediately due twelve (12) months of salary (i.e. $210,000) under Section 8(b)(i) (the “Severance”). Salary Due and Severance are together the “Total Liability”, which is a liability to the Company potentially greater than $500,000.

AGREEMENT

In consideration of the promises and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree as follows:

1.	Salary Forgiveness. Executive hereby irrevocably and forever releases and discharges the Company from its obligation to pay the Total Liability subject to the following terms and conditions:

(a)	The Parties agree that the Executive’s current salary (as previously referenced in Section 4(a) of the EA) shall be set at $5,000 per month as of the Effective Date. As the Company’s prospects develop and change during the term of his employment with the Company and prior to the occurrence of the event described in Section 1(d) hereof, the Company will pay Executive a salary in an amount negotiated in good faith between the Parties based on the ability of the Company to pay a cash salary to Executive with the recognition that Executive’s salary as stated in the EA is below market salary for Executive.

(b)	The Company will periodically evaluate the performance of Executive for additional performance bonuses and equity awards.

(c)	No other portion of Executive’s compensation or the terms of his employment are affected by the aforementioned release, including, without limitation, his participation in the Company’s ADial’s Performance Bonus Plan (the “PBP”) approved on February 17, 2015 and amended on January 25, 2016.

(d)	If the Company raises financing of more than $1,000,000 while Executive is still employed by Company, then the full $210,000 annual salary as stated in the EA will begin to be paid in cash from that date forward, and any waiver of any continuing terms of the EA and the Severance will no longer exist (i.e., going forward Executive will be paid at the rate of $210,000 per year and Severance if terminated in a manner that qualifies for Severance in the EA at the rate of $210,000).

(e)	The Company will not take legal or punitive action against Executive, with the sole exception being for criminal misconduct.

(f)	Bankole Johnson may not Control the Company (as that term is defined below).

In the event of violation of any of the above conditions, then the Total Liability shall immediately become due and payable to Executive. In such event, Executive’s claim against the Company shall be subordinate to those certain convertible promissory notes issued by the Company in or about August 2016, except that Executive may elect to apply the Total Liability as an offset against any claims against Executive which may be brought by Company or its Members.

“Control the Company” means (i) to have the ability to appoint or to actually appoint (A) a majority of the Board members or (B) a majority of the Board members that vote on any matter; or (ii) the ability to direct or to actually direct any Member or combination of Members holding (A) a majority of the Membership Units entitled to vote or (B) voting a majority of the Membership Units voted on any matter. “Appoint” and “direct” as used in this paragraph, include, without limitation, to do so directly or indirectly with such terms interpreted in the broadest sense.

2.	Third Party Employment. Recognizing that Executive is working at a reduced current cash salary, Executive is approved to work and consult for third parties as long as he continues to reasonably perform his duties to the Company and subject to providing proper disclosures as required of all members of the Board (all per Section 5.7 of the Operating Agreement).

3.	No Other Amendment to the EA. Other than as specifically stated herein, all other terms of the EA remain unchanged.

4.	General Release. In consideration for the promises set forth herein and in addition to the other terms herein, the Company agrees to and hereby does, for itself and for its affiliates, forever and irrevocably fully release and discharge Executive from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever, which it now has, has had, or may have against them, whether the same be known or unknown, accrued or un-accrued, at law, in equity, or mixed, arising from acts occurring through the date hereof; provided however, that the Company may take action to enforce this Agreement.

5.	Binding Effect. The obligations of the parties will be binding on and inure to the benefit of their respective heirs, successors, assigns, personal representatives and affiliates, including, without limitation, any Successors. Any Successor shall be deemed substituted for the Company under the terms of this Agreement.

6.	Amendments; Waivers. Waiver, discharge, amendment, modification or termination of this Agreement or any provision hereof will be valid and effective only if in writing and executed by both parties hereto. A written waiver of a right, remedy or obligation under a provision of this Agreement will not constitute a waiver of the provision itself, a waiver of any succeeding right, remedy or obligation under the provision, or a waiver of any other right, remedy, or obligation under this Agreement. Any delay or failure by a party in enforcing any obligation or in exercising any right or remedy will not operate as a waiver of it or affect that party’s right later to enforce the obligation or exercise the right or remedy, and a single or partial exercise of a right or remedy by a party does not preclude any further exercise of it or the exercise of any other right or remedy of that party.

7.	Severability. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable in any respect or with respect to any matter, such provision in all other respects and with respect to all other matters, and the remaining provisions with respect to all matters, will nevertheless continue in full force and effect without being impaired or invalidated and will be enforceable to the full extent permitted by law; and, to the extent possible, any terms determined to invalid, void or unenforceable will be modified to comport with the intent herein.

8.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Virginia between Virginia residents.

9.	Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender; (b) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, or other subdivision, (c) words using the singular or plural in number will also include the plural or singular in number, respectively; (d) the terms “Section” or “subsection” will refer to the specified Section or subsection of this Agreement; and (e) the headings of the sections of this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect its construction.

10.	Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

[Signature page follows.]

WITNESS the following duly authorized signatures:

ADIAL PHARMACEUTICALS, LLC		EXECUTIVE:

By:	/s/ William B. Stilley, III	By:	/s/ William B. Stilley, III
Print:	William B. Stilley, III		William B. Stilley, III
Title:	CEO
(as authorized by Board resolutions dated 2016-08-03 and 2016-08-06)